Exhibit 99.1

Contact:	Contact:
Trans World Entertainment	MWW Group
John J. Sullivan	Richard Tauberman
EVP, Chief Financial Officer	(rtauberman@mww.com)
(518) 452-1242	(201) 507-9500
38 Corporate Circle
Albany, NY 12203
www.twec.com

NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER 2005 RESULTS

Albany, NY, November 10, 2005 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales of $241.4 million for its third quarter ended October 29, 2005, compared to $270.0 million in the third quarter of 2004.  In the third quarter, the Company operated 800 stores, 6% fewer than last year. For the third quarter of 2005, net loss was $11.5 million, or $0.36 per share. Net loss for the third quarter of 2004 was $4.6 million or $0.14 per share including an extraordinary gain of $0.6 million or $0.01 per share related to the acquisition of the Wherehouse Entertainment Stores in 2003. Comparable store sales decreased 7%.

“Sales and earnings for the third quarter were in line with our previously announced expectations and reflect a general weakness in music and DVD sales and a lack of strong new releases.” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.  “We made good progress in the quarter toward initiatives that we believe will improve our operating results.  We completed the implementation of Backstage Pass, our customer reward program, and are encouraged by early results.  We are installing our next generation listening and viewing stations, or LVS 3, and will have over two hundred stores on-line in time for the holiday selling season.  We are also piloting an in-store Digital Zone in three stores, featuring music downloads, CD burning and other customer-focused technologies,” Mr. Higgins concluded.

Gross profit as a percentage of sales for the third quarter of 2005 was 34.4% versus 37.0% in the third quarter of 2004.  SG&A as a percentage of sales was 38.8% compared to 37.4% last year.

Sales for the thirty-nine week period ended October 29, 2005 were $779.9 million, compared to $851.7 million in 2004.  Net loss for the thirty-nine week period was $19.4 million, or $0.60 per share compared to net income of $7.2 million or $0.20 per share last year.  Net income for the thirty-nine week period of 2004 includes an income tax benefit of $10.5 million or $0.28 per diluted share, the result of closing a federal income tax examination and an extraordinary gain of $3.2 million or $0.09 per share related to the Wherehouse acquisition.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the f.y.e brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow -

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

INCOME STATEMENTS:

(in millions, except per share data)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	Oct 29, 2005	% to Sales	Oct 30, 2004	% to Sales	Oct 29, 2005	% to Sales	Oct 30, 2004	% to Sales

Sales	$241.4		$270.0		$779.9		$851.7

Cost of sales	158.4	65.6%	170.0	63.0%	499.5	64.0%	535.4	62.9%
Gross profit	83.0	34.4%	100.0	37.0%	280.4	36.0%	316.3	37.1%

Selling, general and administrative expenses	93.8	38.8%	100.9	37.4%	286.2	36.7%	302.5	35.5%

Depreciation and amortization	8.6	3.6%	7.9	2.9%	25.1	3.2%	24.9	2.9%
Loss from operations	(19.4)	-8.0%	(8.9)	-3.3%	(30.9)	-3.9%	(11.1)	-1.3%

Other income	(0.2)	-0.1%	(0.1)	-0.1%	(1.6)	-0.2%	(0.5)	0.0%
Interest expense	0.8	0.3%	0.7	0.3%	2.0	0.3%	1.8	0.2%
Loss before income taxes and extraordinary gain	(20.0)	-8.3%	(9.5)	-3.5%	(31.3)	-4.0%	(12.4)	-1.5%
Income tax benefit	(8.5)	-3.5%	(4.3)	-1.6%	(11.9)	-1.5%	(16.4)	-1.9%

Income (loss) before extraordinary gain	$(11.5)	-4.8%	$(5.2)	-1.9%	$(19.4)	-2.5%	$4.0	0.4%
Extraordinary gain - unallocated negative goodwill, net of
income taxes	$—	—	$0.6	0.2%	$—	—	$3.2	0.4%

NET INCOME (LOSS)	$(11.5)	-4.8%	$(4.6)	-1.7%	$(19.4)	-2.5%	$7.2	0.8%

Basic income (loss) per common share:
Income (loss) before extraordinary gain	$(0.36)		$(0.15)		$(0.60)		$0.11

Extraordinary gain - unallocated negative goodwill, net of income taxes	$—		$0.01		$—		$0.09
Basic income (loss) per share	$(0.36)		$(0.14)		$(0.60)		$0.20
Weighted average number of common shares outstanding - basic	31.6		33.8		32.4		35.0

Diluted income (loss) per common share:
Income (loss) before extraordinary gain	$(0.36)		$(0.15)		$(0.60)		$0.11
Extraordinary gain - unallocated negative goodwill, net of income taxes	$—		$0.01		$—		$0.09
Diluted income (loss) per share	$(0.36)		$(0.14)		$(0.60)		$0.20
Weighted average number of common shares outstanding -diluted	31.6		33.8		32.4		36.7

SELECTED BALANCE SHEET CAPTIONS:

(in millions, except store data)

Cash and cash equivalents	$16.8	$18.7
Merchandise inventory	477.7	459.2
Fixed assets (net)	129.9	121.1
Accounts payable	252.0	224.8
Long-term debt and capital lease obligations, less current portion	20.9	12.3

Stores in operation at the end of the period	800	852